  EXHIBIT 99.4

Tuskegee, Alabama City Council Passes Resolution for Joint Partnership with TPT Global Tech to Immediately Start Development of the Company's First Smart City Project in the United States

By issuing Municipal Bonds, Bank Financing, New Market Tax Credits and Grants, Smart City first phase estimated cost $200M USD, the Joint Partnership will begin development of a SMART City manufacturing facility, in hopes to develop Housing, Domestic Industries, create jobs and boost the regional economy.

SAN DIEGO, CA / ACCESSWIRE / March 10, 2022 / TPT Global Tech, Inc. ("TPTW" or the "Company") (OTCQB:TPTW) today announced that it intends to partner with the City of Tuskegee Alabama ("Joint Partnership") to locate and invest in the development, management and operation of a "Smart City". The discussions have included a multi-purpose Industrial Business Park, Smart Residential Living, a Film and Television Studio and much more. The City of Tuskegee is offering the Joint Partnership land, as needed and agreed upon, and proposes to support the financing of the project through Municipal Bonds, New Tax credits, Bank and Grant financing for the overall "Smart City" development. Completion of the project, estimated to be in three years, should add to the State's GDP while bringing jobs directly and indirectly to the region and creating a self-sustaining ecosystem.

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Using advanced manufacturing robotics, TPT will support the Joint Partnership to recycle shipping containers as the initial core of the construction project. Each unit is intended to be joined together in a cutting-edge Leadership in Energy and Environmental Design "LEED" based "Stack" construction.

TPT intends to be involved in the Joint Partnership to develop the "Smart City" infrastructure consisting of new transportation capabilities, renewable energy generation and implementation, waste management technologies, telecommunications hardware, 5G wireless cell towers, medical facilities, fiber and broadband last-mile wireless technology and much more. The "Smart City" is intended to attract global companies from such diverse industries as aerospace and defense, telecommunications and satellites, semiconductor chip manufacturing, Biotechnology, IoT and Cyber Security, Electric Mobility.

"We are always seeking ways to enhance the economy of the city and this Joint Partnership with TPT will mean creating a self-sustaining "Smart City" with modern business parks, better roads, modern schools and universities, and an economic opportunity for everyone living here. We are proud to be able to make such an advanced technology announcement alongside a partner like TPT Global Tech," said Mayor Lawrence F. Haygood.

"The City of Tuskegee and TPT Global Tech, we are together" said City Councilman and former Mayor of Tuskegee, the Honorable Mayor Johnny Ford. "We are proud to partner with TPT Global Tech which should serve as an ideal concept for other cities in the United States and around the world".

"This is a huge day for Tuskegee and an even bigger opportunity for TPT and we are exceptionally proud to be a part of a major project like this one that will bring sustainability to the area and which should continue to benefit from it for years to come. The TPT Global Tech team is looking forward to returning to Tuskegee on March 21, 2022 to meet with the City Council, Mayor the Honorable Tony Haygood, the Economic Development Director, Mr. Joe Turnham, the City Manager, Mr. Derrick Swanson, and the City Attorney, Mr. Milton Davis, to discuss our intent in locating and investing in Tuskegee. At that time we look forward to discussing the cost and size of our Smart City development project, the land needed the method of financing (municipal bonds, new tax credits, banking, grants etc.), the environmental impact, our Strategic Partnership Agreement which is currently being reviewed by the City Attorney's office and whatever details are needed to be agreed upon, as we move forward" said TPT Chairman and CEO Stephen J. Thomas III. "With this initiative, TPT Global Tech should be able to help build a stronger global business corridor which should lead to developing domestic industries, attracting global companies, creating jobs and developing economic opportunity for the people of Tuskegee, Alabama while expanding TPT's reach and involvement in the type of "Smart City" projects where our expertise is maximized."

About TPT Global Tech

TPT Global Tech, Inc. based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT MedTech offers its QuikPASS and QuikLAB testing, check and verification systems for Covid-19 and other infectious diseases and is operating domestically and internationally. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media, and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

For more information about how TPT Global Tech's technologies and to schedule a call with CEO Stephen Thomas, please contact Shep Doniger at 561-637-5750 and sdoniger@bdcginc.com.

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Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

CONTACT:

Shep Doniger

561-637-5750

sdoniger@bdcginc.com

IR-Frank Benedetto

619-915-9422

SOURCE: TPT Global Tech, Inc.

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